Rule 10f-3 Transactions

Issuance/ Trade Date: 3/27/2012
Security Description: Metlife Institutional Funding II
Total Amount Purchased: 50,000,000
Percent of Offering: 6.667%
Purchase Price: $100.000
First Available Public Price at Close: $99.972
Purchasing Funds: Mount Vernon Securities Lending Trust
Prime Portfolio (MTVMM)
Underwriter from whom Purchased: Credit Suisse
Participating Underwriters: Barclays Capital, Credit
Suisse, J.P. Morgan Securities LLC, U. S. Bancorp
Investments, Inc.

Issuance/ Trade Date: 4/04/2012
Security Description: Metlife Global Funding I
Total Amount Purchased: 125,000,000
Percent of Offering: 10.000%
Purchase Price: $100.000
First Available Public Price at Close:
Security is private placement, no public market
price is available.
Purchasing Funds: Mount Vernon Securities Lending
Trust Prime Portfolio (MTVMM)
Underwriter from whom Purchased: Morgan Stanley
Participating Underwriters: Morgan Stanley & Co. LLC,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
U. S. Bancorp Investments, Inc.

Issuance/ Trade Date: 9/12/2012
Security Description: Metlife Global Funding II
Total Amount Purchased: 10,000,000
Percent of Offering: 0.143%
Purchase Price: $100.000
First Available Public Price at Close: $99.972
Purchasing Funds: Mount Vernon Securities Lending
Trust Prime Portfolio (MTVMM)
Underwriter from whom Purchased: BofA Merrill Lynch
Participating Underwriters: BofA Merrill Lynch,
Barclays, Credit Suisse, Deutsche Bank Securities,
Goldman, Sachs & Co., HSBC, J.P. Morgan, Mizuho
Securities, Morgan Stanley, nabSecurities, LLC,
RBC Capital Markets, RBS, TD Securities,
UBS Investment Bank, U. S. Bancorp,
Wells Fargo Securities.